50110

          MFS/Sun Life Series Trust

                                  ITEM 77Q1(A)

          The following documents are hereby incorporated by reference to those documents contained as exhibits in Post-Effective Amendment No. 28 to the Trust's Registration Statement (File No. 2-83616 and 811-3732), filed with the Securities and Exchange Commission on December 13, 2000:

|X| Amendment to the Declaration of Trust establishing two new series, Global Telecommunications Series and Mid Cap Growth Series, dated June 14, 2000;

|X|  Amendment to the Declaration of Trust terminating the Zero Coupon
               2000 Series, dated November 16, 2000;

|X| Investment Advisory Agreement between the Trust, on behalf of the Global Telecommunications Series and Massachusetts Financial Services Company.

|X| Investment Advisory Agreement between the Trust, on behalf of the Mid Cap Growth Series and Massachusetts Financial Services Company.